Exhibit 99.1

Contacts:	Dolph Baker, Chairman, President and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS, INC. REPORTS SECOND QUARTER FISCAL 2013 RESULTS

JACKSON, Miss. (December 31, 2012) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced results for the second quarter and six months ended December 1, 2012.

Net sales for the second quarter of fiscal 2013 were $328.9 million compared with net sales of $290.4 million for the same quarter of fiscal 2012. The Company reported net income of $14.3 million, or $0.60 per basic share, for the second quarter of fiscal 2013 compared with net income of $23.3 million, or $0.97 per basic share, for the second quarter of fiscal 2012.

For the first six months of fiscal 2013, net sales were $601.8 million compared with net sales of $534.2 million for the prior-year period. The Company reported net income of $23.7 million, or $0.99 per basic share, for the first half of fiscal 2013 compared with net income of $26.4 million, or $1.11 per basic share, for the year-earlier period.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased with the continued growth in sales for the second quarter of fiscal 2013; however, our operating results also reflect challenging market conditions and increased input costs. The higher sales reflect a 9.1 percent growth in dozens sold and a 4.0 percent increase in average selling prices compared with the second quarter of fiscal 2012. Our specialty egg sales accounted for 16.4 percent of dozens sold and 22.9 percent of total shell egg sales revenue for the quarter. Specialty eggs are an important area of focus for Cal-Maine Food’s growth strategy as they continue to gain popularity with consumers looking for healthy choices, and have higher and less cyclical retail selling prices. Specialty egg prices were up 4.8 percent in the second quarter of fiscal 2013 compared with the same period last year.

“Our profitability for the second quarter of fiscal 2013 was adversely affected by higher costs for corn and soybean meal, our primary feed ingredients, and additional expenses related to recent acquisitions. The severe drought over the summer months pushed corn prices to record high levels at the end of the summer. While these costs have come off their peak levels, our feed costs per dozen were 23.4 percent higher in the second quarter than the same period a year ago. We expect our feed costs to remain high and volatile for the remainder of fiscal 2013. In addition, according to the most recent USDA report, the number of laying hens on December 1, 2012, was 2.5 percent higher compared with a year ago, affecting the current market supply of eggs. However, the hatch for egg- type chicks has declined over the past two consecutive years and was down 2.9 percent for the first 11 months of calendar 2012 compared with the same period in calendar 2011. While we note these market dynamics for Cal-Maine Foods and our industry, we remain focused on executing our strategy to be an efficient low-cost producer.

“We continued to expand our operations in fiscal 2013 as we completed another acquisition during the second quarter,” added Baker. “As previously announced, we acquired the commercial egg production and related assets of Texas-based Maxim Production Co., Inc., including a feed mill and two production complexes with capacity for approximately 3.5 million laying hens with related pullet capacity. In addition, we added related contract capacity for approximately 500,000 laying hens. This transaction, along with our previous acquisition of the Pilgrim’s Pride egg production assets, further advances our strategy to grow our business through selective acquisitions. Our management team is focused on making the right investments to ensure a successful integration of these additional facilities. We are pleased with our progress to date and look forward to the new opportunities ahead for Cal-Maine Foods.”

-MORE-

CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960	▪ JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports Second Quarter Fiscal 2013 Results

December 31, 2012

For the second quarter of fiscal 2013, Cal-Maine Foods will pay a cash dividend of approximately $0.199 per share to holders of its common and Class A common stock. The amount paid could vary slightly based on the amount of outstanding shares on the record date. The dividend is payable February 14, 2013, to shareholders of record on January 30, 2013.

Selected operating statistics for the second quarter and year to date periods of fiscal 2013 compared with the prior year periods are shown below:

	13 Weeks Ended		26 Weeks Ended
	December 1, 2012	November 26, 2011	December 1, 2012	November 26, 2011
Dozen Eggs Sold (000)	238,064	218,132	448,125	426,228
Dozen Eggs Produced (000)	179,849	166,233	337,751	325,677

% Specialty Sales (dozen)	16.4%	16.3%	16.2%	16.0%

Net Average Selling Price (dozen)	$1.323	$1.272	$1.283	$1.196
Feed Cost (dozen)	$0.574	$0.465	$0.547	$0.474

% Specialty Sales Dollars	22.9%	22.7%	23.2%	23.1%

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-MORE-

CALM Reports Second Quarter Fiscal 2013 Results

December 31, 2012

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	December 1,	November 26,	December 1,	November 26,
	2012	2011	2012	2011
Net sales	$328,870	$290,369	$601,798	$534,211
Gross profit	51,298	61,492	96,013	95,278
Operating income	20,366	35,673	35,963	41,630
Other income (expense)	2,031	335	1,135	(889)
Income before income taxes	22,397	36,008	37,098	40,741

Net income	$14,290	$23,260	$23,705	$26,377

Net income per common share:
Basic	$0.60	$0.97	$0.99	$1.11
Diluted	$0.60	$0.97	$0.99	$1.10

Weighted average shares outstanding:
Basic	23,941	23,871	23,931	23,869
Diluted	23,978	23,950	23,968	23,947

SUMMARY BALANCE SHEETS

	December 1, 2012	June 2, 2012
ASSETS
Cash and short-term investments	$163,083	$260,751
Receivables	99,964	62,768
Inventories	143,671	117,158
Prepaid expenses and other current assets	2,113	1,525
Current assets	408,831	442,202

Property, plant and equipment (net)	271,199	222,615
Other noncurrent assets	63,959	61,499
Total assets	$743,989	$726,316

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$101,158	$103,724
Current maturities of long-term debt	11,163	11,458
Deferred income taxes	28,883	25,474
Current liabilities	141,204	140,656

Long-term debt, less current maturities	59,309	64,762
Deferred income taxes and other liabilities	43,079	41,570
Stockholders' equity	500,397	479,328
Total liabilities and stockholders' equity	$743,989	$726,316

-END-